SUBSCRIPTION FOR FLOW-THROUGH UNITS
TO: APOLLO GOLD CORPORATION the "Company")

The undersigned (hereinafter referred to as the "Subscriber") hereby subscribes for and agrees to purchase from the Company the number of units ("Flow-Through Units") of the Company set forth below, each Flow-Through Unit being comprised of one common share of the capital stock of the Company ("Flow-Through Share") and one-half of one common share purchase warrant of the Company, at a subscription price of Cdn$0.45 per Flow-Through Unit. Each whole common share purchase warrant (a "Flow-Through Warrant") will entitle the holder thereof to purchase one common share in the capital of the Corporation for each Flow-Through Warrant for a period of 24 months at a price of Cdn$1.00 per share for the first 12 months, and at a price of Cdn$1.15 per share for the last 12 months. The Subscriber agrees to be bound by the terms and conditions set forth in the attached "Terms and Conditions of Subscription and Renunciation Agreement for Units of Apollo Gold Corporation" and acknowledges that the Corporation and its counsel are relying upon the representations, warranties and covenants of the Subscriber set forth therein and in the schedules thereto. The Flow-Through Shares and the Flow-Through Warrants comprising the Flow-Through Units are "flow-through shares", as that term is defined in subsection 66(15) of the Income Tax Act (Canada). The purchase and sale of the Flow-Through Units hereunder forms part of a larger offering of Flow-Through Units (the "Offering") of up to $1,000,000.

                                              ____________(Name of Subscriber - please print)

By:                                                                              _____________
Authorized Signature

(Official Capacity or Title - please print)

Please print name of individual whose signature appears above if different than the name of the subscriber printed above.

_____________________________________________

(Subscriber's Address)

(Telephone Number)                     (E-mail Address)

(Social Insurance Number)

(Corporate Tax Number)

Number of Flow-Through Units:

Aggregate Consideration: __________________

If the Subscriber is signing as agent for a principal and is not a trust Company or a trust company or an insurer or, in Alberta, Ontario or British Columbia, a portfolio manager, in each case, purchasing as trustee or agent for accounts fully managed by it, complete the following:

Name of Principal

Principal's address

Register the Flow-Through Units as set forth below: Name ___ Account reference, if applicable Address	Deliver the Flow-Through Units as set forth below:

Number of Common Shares currently held by the Subscriber (excluding the Flow-Through Units subscribed for hereunder)

ACCEPTANCE: The Company hereby accepts the subscription as set forth above on the terms and conditions contained in this Subscription Agreement

APOLLO GOLD CORPORATION                                                          October ___, 2006

Per:
Authorized Signatory

This is the first page of an agreement comprised of pages (including the exhibits).

TERMS AND CONDITIONS OF SUBSCRIPTION AND RENUNCIATION AGREEMENT

FOR UNITS OF APOLLO GOLD CORPORATION

Scheme A

Definitions

"Act" means the Income Tax Act (Canada), together with any and all regulations promulgated thereunder, as amended from time to time;

"Agreement" means this subscription and renunciation agreement as the same may be amended, supplemented or restated from time to time;

"Business Day" means a day on which Canadian chartered banks are open for the transaction of regular business in the City of Toronto, Ontario;

"Canadian Exploration Expense(s)" or "CEE" means Canadian exploration expense described in paragraph (f) of the definition of "Canadian exploration expense" in subsection 66.1(6) of the Act, or would be described in paragraph (h) of that definition if the reference therein to paragraphs (a) to (d) and (f) to (g.1) was a reference to paragraph (f), excluding amounts which are prescribed to constitute "Canadian exploration and development overhead expense" for purposes of paragraph 66(12.6)(b) of the Act, Canadian exploration expenses to the extent of the amount of any assistance described in paragraph 66(12.6)(a) of the Act, any expenditures described in paragraph (b.1) of subsection 66(12.6) of the Act, and any expenses for prepaid services or rent that do not qualify as outlays and expenses for the period as described in the definition of "expense" in subsection 66(15) of the Act;

"Closing Date" means October ►, 2006 or such other date as the Company and the Subscriber may mutually agree upon in writing;

"Commitment Amount" means the amount equal to Cdn$0.45 multiplied by the number of Flow-Through Units subscribed and paid for pursuant to this Agreement;

"CRA" means Canada Revenue Agency;

"Expenditure Period" means the period commencing on the date of acceptance of this Subscription Agreement and ending on the earlier of:

(i) the date on which the Commitment Amount has been fully expended in accordance with the terms hereof; and

(ii) December 31, 2007;

"Flow-Through Mining Expenditure" means an expense which is a "flow-through mining expenditure" as defined in subsection 127(9) of the Act and expenses described as "eligible Ontario exploration expenditures" within the meaning of subsection 8.4.3(2) of the Income Tax Act (Ontario);

"Flow-Through Shares" has the meaning given to such term in the first paragraph of this Agreement;

"Flow-Through Units" has the meaning given to such term in the first paragraph of this Agreement;

"Flow-Through Warrants" has the meaning given to such term in the first paragraph of this Agreement;

"Information" means all information regarding the Company that is, or becomes, publicly available, together with all information prepared by the Company and provided to the Subscriber;

"Person" means an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, an unincorporated organization, a joint venture, an investment club, a government or an agency or political subdivision thereof and every other form of legal or business entity of whatsoever nature or kind;

"Prescribed Forms" means the forms prescribed from time to time under or pursuant to subsection 66(12.7) of the Act filed or to be filed by the Company within the prescribed times renouncing to the Subscriber the Qualifying Expenditures incurred pursuant to this Agreement and all parts or copies of such forms required by the CRA to be delivered to the Subscriber;

"Prescribed Relationship" means a relationship between the Company and the Subscriber where the Subscriber and the Company are related or otherwise do not deal at "arm's length" for purposes of the Act;

"principal-business corporation" means a "principal-business corporation" as defined in subsection 66(15) of the Act;

"Proposed Amendments" means the draft legislation to amend the Act and regulations thereto released by the Minister of Finance (Canada) on December 20, 2002 and July 18, 2005;

"Qualifying Expenditures" means expenditures that are CEE, which qualify as a Flow-Through Mining Expenditure and which are made or incurred on or after the Closing Date and on or before the Termination Date which may be renounced by the Corporation as CEE pursuant to subsection 66(12.6) of the Act and this Agreement with an effective date not later than December 31, 2006 and in respect of which, but for the renunciation, the Corporation would be entitled to a deduction from income for income tax purposes;

"Termination Date" means December 31, 2007.

Terms of the Offering

2. Each Flow-Through Unit will consist of one Flow-Through Share and one-half of one Flow-Through Warrant. Of the subscription price of Cdn$0.45 per Flow-Through Unit, the Company intends to allocate $0.449 to the price of the Flow-Through Share comprised in each Flow-Through Unit and $0.001 to the price of the one-half of one Flow-Through Warrant comprised in each Flow-Through Unit. Each whole Flow-Through Warrant will entitle the holder thereof to purchase one common share in the capital of the Company that is not a "flow-through share" "Common Share") at an exercise price of $1.00 per Common Share, subject to adjustment in certain events, at any time on or before 5:00 p.m. (Toronto time) on the date that is 12 months from the date of issuance of the Flow-Through Warrant, and for any Flow-Through Warrant not exercised during the 12 month period after the issuance of the Flow-Through Warrant, at an exercise price of $1.15 per Common Share, subject to adjustment in certain events, at any time on or before 5:00 p.m. (Toronto time) on the date that is 24 months from the date of issuance of the Flow-Through Warrant. The Flow-Through Warrants shall be in such form and contain such terms as shall be mutually approved by the Company and the Subscriber. The Company and the Subscriber agree that the Flow-Through Shares and the Flow-Through Warrants will be "flow-through shares" as defined in subsection 66(15) of the Act, and, accordingly, the Company agrees to: (a) incur Qualifying Expenditures in an amount equal to the Commitment Amount during the period from and after the Closing Date to and including December 31, 2007; and (b) renounce Qualifying Expenditures equal to the Commitment Amount to the undersigned with an effective date no later than December 31, 2006.

3. The Subscriber acknowledges (on its own behalf and, if applicable, on behalf of each person on whose behalf the Subscriber is contracting) that this subscription is subject to rejection or allotment by the Company in whole or in part.

Representations, Flow-Through Warranties, Covenants and Acknowledgments by Subscriber

4. By executing this subscription, the Subscriber (and, if applicable, the others for whom it is contracting hereunder) represents, warrants, covenants and acknowledges to the Company (and acknowledges that the Company and its counsel are relying thereon) that:

(a) the Subscriber has been independently advised as to restrictions with respect to trading in the Flow-Through Shares and Flow-Through Warrants comprising the Flow-Through Units (collectively, the "Securities") imposed by applicable securities legislation in the jurisdiction in which the Subscriber resides, confirms that no representation has been made to the Subscriber by or on behalf of the Company with respect thereto, acknowledges that the Subscriber is aware of the characteristics of the Securities, the risks relating to an investment therein, and that the Subscriber may not be able to resell the Securities until the expiration of the applicable hold period except in accordance with limited exemptions under applicable securities legislation and regulatory policy and the Subscriber agrees that any certificates representing the Securities may bear a legend indicating that the sale of such securities is restricted. The Subscriber further acknowledges that the Subscriber should consult its own legal counsel in its jurisdiction for full particulars of applicable resale restrictions;

(b) the Subscriber has relied solely upon publicly available information relating to the Company and not upon any verbal or written representation as to fact or otherwise made by or on behalf of the Company except as expressly set forth herein;

(c) unless the Subscriber is purchasing under subparagraph 4(d), (A) the Subscriber is purchasing the Flow-Through Units as principal, the Subscriber is resident in Ontario or otherwise subject to the applicable securities laws of Ontario, the Subscriber is an "accredited investor" as defined in National Instrument 45-106 entitled Prospectus and Registration and Exemptions promulgated under the Securities Act (Ontario) and has concurrently executed and delivered to the Company a Representation Letter in the form attached as Exhibit "1" to this Subscription Agreement indicating that the Subscriber fits within one of the categories of "accredited investor" set forth in such definition or (B) the Subscriber is purchasing as principal sufficient Flow-Through Units such that the aggregate acquisition cost of the Flow-Through Units is not less than $150,000 payable in cash and the Subscriber and such disclosed principal, if applicable, is not a corporation, syndicate, partnership or other form of incorporated or non-incorporated entity or organization created solely to permit the purchase of the Flow-Through Units by a group of individuals whose individual share of the aggregate acquisition cost of the Flow-Through Units is less than $150,000 payable in cash;

(d) if the Subscriber is not purchasing as principal, the Subscriber is duly authorized to enter into this Subscription Agreement and to execute all documentation in connection with the purchase on behalf of each beneficial purchaser and to provide and agree to all Subscriber's representations, warranties and covenants on behalf of such beneficial purchasers, the Subscriber acknowledges that the Company may be required by law to disclose to certain regulatory authorities, the identity of each beneficial purchaser of Flow-Through Units for whom the Subscriber may be acting, the Subscriber and each beneficial purchaser is resident in Ontario and the Subscriber is acting as agent for one or more disclosed principals, each of such principals is purchasing as principal for its own account, and each of such principals complies with subsection 4(c);

(e) the Subscriber acknowledges that:

(i) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Flow-Through Units; and

(ii) there is no government or other insurance covering the Flow-Through Units; and

(iii) there are risks associated with the purchase of the Flow-Through Units; and

(iv) there are restrictions on the Subscriber's ability to resell the Securities and it is the responsibility of the Subscriber to find out what those restrictions are and to comply with them before selling the Securities; and

(v) the Company has advised the Subscriber that the Company is relying on an exemption from the requirements to provide the Subscriber with a prospectus and to sell securities through a person or company registered to sell securities under the Securities Act (Ontario) and other applicable securities laws and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (Ontario) and other applicable securities laws, including statutory rights of rescission or damages, will not be available to the Subscriber;

(f) if an individual, the Subscriber is of the full age of majority and is legally competent to execute this Subscription Agreement and take all action pursuant hereto;

(g) this Agreement has been duly and validly authorized, executed and delivered by and constitutes a legal, valid, binding and enforceable obligation of the Subscriber;

(h) if a company, partnership, unincorporated association or other entity, the Subscriber has the legal capacity and competence to enter into and be bound by this Agreement and further certifies that all necessary approvals of directors, shareholders or otherwise have been given and obtained;

(i) the Subscriber has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of the Subscriber's investment and the Subscriber, or, where the Subscriber is not purchasing as principal, each beneficial purchaser, is able to bear the economic risk of loss of its investment;

(j) the Subscriber does not act jointly or in concert with any other Subscriber for the purpose of the acquisition of the Flow-Through Units;

(k) the Subscriber understands that the Company is relying on an exemption from the requirements to provide the Subscriber with a prospectus and to sell securities through a person or company registered to sell securities under the Securities Act (Ontario) and other applicable securities laws and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (Ontario) and other applicable securities laws, including statutory rights of rescission or damages, will not be available to the Subscriber;

(l) if required by applicable securities legislation, regulations, rules, policies or orders or by any securities commission, stock exchange or other regulatory authority, the Subscriber will execute, deliver, file and otherwise assist the Company in filing, such reports, undertakings and other documents with respect to the issue of the Flow-Through Units;

(m) the entering into of this Agreement and the transactions contemplated hereby will not result in a violation of any of the terms or provisions of any law applicable to the Subscriber, or if the Subscriber is not a natural person, any of the Subscriber's constating documents, or any agreement to which the Subscriber is a party or by which it is bound;

(n) the Subscriber acknowledges that it has been encouraged to and should obtain independent legal, investment and tax advice with respect to its subscription for the Flow-Through Units and accordingly, has been independently advised as to the meanings of all terms contained herein relevant to the Subscriber for purposes of giving representations, warranties and covenants under this Agreement;

(o) the Subscriber acknowledges and confirms that no representation has been made to the Subscriber with respect to the future value or price of any of the Flow-Through Shares or Flow-Through Warrants comprising the Flow-Through Units;

(p) no securities commission, agency, governmental authority, regulatory body, stock exchange or other regulatory body has reviewed or passed on the merits of the Securities;

(q) the Subscriber acknowledges that the Company contemplates completing the Offering and that the aggregate gross proceeds of the Offering will be up to $1,000,000;

(r) the Subscriber acknowledges that the Company's counsel is acting as counsel to the Company and not as counsel to the Subscriber;

(s) the Subscriber acknowledges that all costs and expenses incurred by the Subscriber (including any fees and disbursements of any special counsel or other advisors retained by the Subscriber) relating to the purchase of the Flow-Through Units shall be borne by the Subscriber;

(t) the Subscriber is aware and has been advised that the subscription monies payable in respect of the Flow-Through Units represent "seed" or "risk" capital for the Company, which is in a speculative stage of development and without substantial assets;

(u) the Subscriber acknowledges that all certificates representing the Flow-Through Shares and Flow-Through Warrants comprising the Flow-Through Units will bear the following restrictive legends required by applicable securities laws and stock exchange rules:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITY MUST NOT TRADE THE SECURITY BEFORE [four months and one day from the Closing Date]." and

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE ("TSX"); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON TSX."

(v) the funds which will be advanced by the Subscriber to the Company hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) Act (Canada) (the "PCMLA") and the Subscriber acknowledges that the Company may in the future be required by law to disclose the Subscriber's name and other information relating to this Subscription Agreement and the Subscriber's subscription hereunder, on a confidential basis, pursuant to the PCMLA. To the best of the knowledge of the Subscriber: (a) none of the subscription funds to be provided by the Subscriber: (i) have been or will be derived from or related to any activity that is deemed criminal under the law of Canada, the United States of America, or any other jurisdiction; or (ii) are being tendered on behalf of a person or entity who has not been identified to the Subscriber; and (b) it shall promptly notify the Company if the Subscriber discovers that any of such representations ceases to be true, and will provide the Company with appropriate information in connection therewith;

(w) the Subscriber, and if the Subscriber is a partnership, any partner of the partnership, does not and will not have prior to January 1, 2008 a Prescribed Relationship with the Company;

(x) the Subscriber will not enter into any agreement or arrangement with any person or partnership (other than the Company or a specified person in relation to the Company (as defined in regulation 6202.(5)) which will cause the Flow Through Shares or Flow-Through Warrants to be "prescribed shares" or "prescribed rights" the purposes of section 6202.1 of the regulation to the Act and the Proposed Amendments;

(y) the Subscriber is not a non-resident of Canada for purposes of the Act; and

(z) The representations, warranties and covenants of the Subscriber herein are made with the intent that they be relied upon in determining the suitability of a purchaser of Flow-Through Units and will be true and correct at the Closing Time on the Closing Date and will survive the completion of the issuance of the Flow-Through Units. The Subscriber agrees to indemnify the Company and its directors and officers against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur caused or arising from reliance thereon. The Subscriber undertakes to immediately notify the Company at 5655 S. Yosemite Street, Suite 200, Greenwood Village, CO, 80111- 3220, Attention: President, of any change in any statement or other information relating to the Subscriber set forth herein which takes place prior to the Closing Time on the Closing Date.

Representations, Flow-Through Warranties and Covenants of Company

5. The Company hereby represents, warrants and covenants and agrees to and with the Subscriber (and acknowledges that the Subscriber is relying thereon) that:

(a) the Company has the full corporate right, power and authority to execute and deliver this Subscription Agreement, to issue the Flow-Through Shares and Flow-Through Warrants comprising the Flow-Through Units to the Subscriber and to incur and renounce to the Subscriber, Qualifying Expenditures in an amount equal to the Commitment Amount prior to the Termination Date;

(b) upon acceptance this Subscription Agreement constitutes a binding obligation of the Company enforceable in accordance with its terms;

(c) it will keep proper books, records and accounts of all Qualifying Expenditures and all transactions affecting the Commitment Amount and the Qualifying Expenditures, and upon reasonable notice, to make such books, records and accounts available for inspection and audit by or on behalf of the Subscriber;

(d) it will incur, during the Expenditure Period, Qualifying Expenditures in such amount that enables the Company to renounce to the Subscriber, in accordance with the Act and this Agreement, Qualifying Expenditures in an amount equal to the Commitment Amount;

(e) it will renounce, in accordance with the Act and this Agreement, to the Subscriber with an effective date of renunciation on or before December 31, 2006, Qualifying Expenditures which have been incurred or will be incurred during the Expenditure Period in an amount equal to the Commitment Amount;

(f) it will timely file all forms required under the Act and any corresponding provincial legislation, including Prescribed Forms, necessary to effectively renounce Qualifying Expenditures equal to the Commitment Amount to the Subscriber as provided herein and to provide the Subscriber with a copy of all such forms as are required to be provided on a timely basis;

(g) the Company will not be subject to the provisions of subsection 66(12.67) of the Act in a manner which impairs its ability to renounce Qualifying Expenditures to the Subscriber in an amount equal to the Commitment Amount;

(h) forthwith after the Closing Date, the Company shall issue and file a press release announcing the placement of the Flow-Through Units with the "MineralFields Group" ("MFG") and will consult with MFG regarding an appropriate reference in such press release to the subscription by MFG. In the event a mineral discovery or other positive news is generated in relation to any expenditures funded hereunder, the Company shall issue and file a timely press release in the normal course and shall consult with MFG regarding the inclusion in such press release of an appropriate reference to the fact that such expenditures were partially funded by MFG through a private placement;

(i) the Company has filed in a timely manner all necessary tax returns and notices and has paid all applicable taxes of whatsoever nature for all tax years prior to the date hereof to the extent that such taxes have become due or have been alleged to be due and the Company is not aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon where, in any of the above cases, it might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), or in the earnings, business, affairs or prospects of the Company and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by the Company or the payment of any material tax, governmental charge, penalty, interest or fine against the Company. There are no material actions, suits, proceedings, investigations or claims now threatened or pending against the Company which could result in a material liability in respect of taxes, charges or levies of any governmental authority, penalties, interest, fines, assessments or reassessments or any matters under discussion with any governmental authority relating to taxes, governmental charges, penalties, interest, fines, assessments or reassessments asserted by any such authority and the Company has withheld (where applicable) from each payment to each of the present and former officers, directors, employees and consultants thereof the amount of all taxes and other amounts, including, but not limited to, income tax and other deductions, required to be withheld therefrom, and has paid the same or will pay the same when due to the proper tax or other receiving authority within the time required under applicable tax legislation;

(j) except as disclosed in the Information, the Company does not owe any amount to, nor has the Company any present loans to, or borrowed any amount from or is otherwise indebted to, any officer, director, employee or securityholder of either of them or any Person not dealing at "arm's length" (as such term is defined in the Act) with any of them except for usual employee reimbursements and compensation paid in the ordinary and normal course of the business of the Company. Except usual employee or consulting arrangements made in the ordinary and normal course of business, the Company is not a party to any contract, agreement or understanding with any officer, director, employee or securityholder thereof or any other Person not dealing at arm's length with the Company. No officer, director or employee of the Company and no Person which is an affiliate or associate of any of the foregoing Persons, owns, directly or indirectly, any interest (except for shares representing less than 5% of the outstanding shares of any class or series of any publicly traded company) in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in, a business competitive with the business of the Company which could materially adversely impact on the ability to properly perform the services to be performed by such Person for the Company. No officer, director, employee or securityholder of the Company has any cause of action or other claim whatsoever against, or owes any amount to, the Company except for claims in the ordinary and normal course of the business of the Company such as for accrued vacation pay or other amounts or matters which would not be material to the Company;

(k) upon issue, the Flow-Through Shares and Flow-Through Warrants will be "flow-through shares" as defined in subsection 66(15) of the Act and are not and will not be "prescribed shares" or "prescribed rights" within the meaning of section 6202.1 of the regulations to the Act and the Proposed Amendments. To the best of its knowledge, the Company does not have and will not have prior to the Termination Date a Prescribed Relationship with the Subscriber and, if the Subscriber is a partnership, any partner or limited partner of the partnership;

(l) the Company is a "principal-business corporation" as defined in subsection 66(15) of the Act and will continue to be a "principal-business corporation" until such time as all of the Qualifying Expenditures required to be renounced under this Agreement have been incurred and validly renounced pursuant to the Act;

(m) the Company has no reason to believe that it will be unable to incur, on or after the Closing Date and on or before the Termination Date or that it will be unable to renounce to the Subscriber effective on or before December 31, 2006, Qualifying Expenditures in an aggregate amount equal to the Commitment Amount and the Company has no reason to expect any reduction of such amount by virtue of subsection 66(12.73) of the Act;

(n) the Company shall deliver to the Subscriber, on or before March 1, 2007, the relevant Prescribed Forms, fully completed and executed, renouncing to the Subscriber Qualifying Expenditures in an amount equal to the Commitment Amount with an effective date of no later than December 31, 2006;

(o) the Qualifying Expenditures to be renounced by the Company to the Subscriber:

(i) will constitute CEE on the effective date of the renunciation;

(ii) will not include expenses that are "Canadian exploration and development overhead expenses" (as defined in the regulations to the Act for purposes of paragraph 66(12.6)(b) of the Act) of the Company or amounts which constitute specified expenses for seismic data described in paragraph 66(12.6)(b.1) of the Act or any expenses for prepaid services or rent that do not qualify as outlays and expenses for the period as described in the definition of "expense" in subsection 66(15) of the Act;

(iii) will not include any amount that has previously been renounced by the Company to the Subscriber or to any other Person;

(iv) would be deductible by the Company in computing its income for the purposes of Part I of the Act but for the renunciation to the Subscriber; and

(v) will not be subject to any reduction under subsection 66(12.73) of the Act;

(p) the Company shall not reduce the amount renounced to the Subscriber pursuant to subsection 66(12.6) of the Act;

(q) if the Company receives, or becomes entitled to receive, any government assistance which is described in paragraph (a) of the definition of "excluded obligation" in subsection 6202.1(5) of the regulations made under the Act and the receipt or entitlement to receive such government assistance has or will have the effect of reducing the amount of CEE validly renounced to the Subscriber hereunder to less than the Commitment Amount, the Company shall remit to the Subscriber the benefit of all amounts received or receivable in respect of such government assistance to the extent of such reduction; and

(r) the Company shall use the gross proceeds from the issuance of Flow-Through Units for the exploration program of the Company to be conducted on the projects of the Company located in the Province of Ontario.

Indemnity

6. If the Company does not incur and renounce to the Subscriber, effective on or before December 31, 2006, and incur on or before December 31, 2007 Qualifying Expenditures equal to the Commitment Amount, as the sole recourse to the Subscriber for such event, the Company shall indemnify and hold harmless the Subscriber and each of the partners thereof if the Subscriber is a partnership or a limited partnership (for the purposes of this paragraph each an "Indemnified Person") as to, and pay in settlement thereof to the Indemnified Person on or before the twentieth Business Day following the Termination Date, an amount equal to the amount of any tax payable under the Act (and under any corresponding provincial legislation) by any Indemnified Person as a consequence of such failure. In the event that the CRA reduces the amount renounced by the Company to the Subscriber pursuant to subsection 66(12.73) of the Act, as the sole recourse to the Subscriber for such event, the Company shall indemnify and hold harmless each Indemnified Person as to, and pay in settlement thereof to the Indemnified Person, an amount equal to the amount of any tax payable under the Act (and under any corresponding provincial legislation) by the Indemnified Person as a consequence of such reduction.

To the extent that any Person entitled to be indemnified hereunder is not a party to this Agreement, the Subscriber shall obtain and hold the rights and benefits of this Agreement in trust for, and on behalf of, such Person and such Person shall be entitled to enforce the provisions of this section notwithstanding that such Person is not a party to this Agreement.

Closing

7. The Subscriber agrees to deliver to the Company at closing: (a) this duly completed and executed Subscription Agreement; (b) if the Subscriber is an "accredited investor" a fully executed and completed Representation Letter in the form of Exhibit 2; and, (c) a certified cheque or bank draft payable to the Company's counsel in trust, for the aggregate subscription price of the Flow-Through Units subscribed for under this Agreement or payment of the same amount in such other manner as is acceptable to the Company, and such other documents as the Company reasonably requires.

8. The sale of the Flow-Through Units will be completed by couriered document exchange at 1:00 p.m. (Toronto time) (the "Closing Time") the day of closing (the "Closing Date"), but not later than October 26 2006, unless the Subscriber consents. The Subscriber acknowledges and agrees that this offering of Flow-Through Units is not subject to any minimum subscription level.

9. The Company shall be entitled to rely on delivery of a facsimile copy of executed Subscription Agreements, and acceptance by the Company of such agreements shall be legally effective to create a valid and binding agreement between the Subscriber and the Company in accordance with the terms hereof. Notwithstanding the foregoing, the Subscriber shall deliver originally executed copies of the documents listed in section 7 hereof to the Company within two business days of the Closing Date. In addition, this Subscription Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same document.

Privacy Legislation

10. The Subscriber acknowledges and consents to the fact that the Company is collecting the Subscriber's (and any beneficial purchaser for which the Subscriber is contracting hereunder) personal information (as that term is defined under applicable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar replacement or supplemental provincial or federal legislation or laws in effect from time to time) for the purpose of completing the Subscriber's subscription. The Subscriber acknowledges and consents to the Company retaining the personal information for so long as permitted or required by applicable law or business practices. The Subscriber further acknowledges and consents to the fact that the Company may be required by applicable securities laws, stock exchange rules and/or Investment Dealers Association of Canada rules to provide regulatory authorities any personal information provided by the Subscriber respecting itself (and any beneficial purchaser for which the Subscriber is contracting hereunder). The Subscriber represents and warrants that it has the authority to provide the consents and acknowledgements set out in this paragraph on behalf of all beneficial purchasers for which the Subscriber is contracting.

11. In addition , the Subscriber agrees and acknowledges that:

(a)
the Company will deliver certain personal information, including information regarding the name, address, telephone number and amount subscribed for, to the securities regulatory authorities, including the Ontario Securities Commission and the Toronto Stock Exchange;

(b)	the information is being collected indirectly by the securities regulatory authorities under authority granted to them in securities legislation;

(c)	the information is being collected for the purposes of the administration and enforcement of such securities legislation;

(d)
the Subscriber can contact the Administrative Assistant to the Director of Corporate Finance at the Ontario Securities Commission at Suite 1903, Box 5520 Queen Street West, Toronto, Ontario, (416) 593-3682 for information regarding the collection and use of this personal information by the Ontario Securities Commission; and

(e)	the Toronto Stock Exchange collects personal information in forms submitted by the Company, which will include personal information regarding the Subscriber.

General

12. The contract arising out of this Subscription Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the Subscriber, the Company each irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

13. Time shall be of the essence hereof.

14. This Subscription Agreement represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

15. The Subscriber acknowledges and agrees that all costs incurred by the Subscriber (including any fees and disbursements of any special counsel retained by the Subscriber) relating to the sale of the Flow-Through Units to the Subscriber shall be borne by the Subscriber.

16. The Company will have the right to accept or reject the Subscriber's offer to purchase at any time at or prior to the Closing Time. Notwithstanding the foregoing, the Subscriber acknowledges and agrees that the acceptance of the subscription agreement will be conditional among other things upon the sale of the Flow-Through Units to the Subscriber being exempt from any prospectus requirements of all applicable securities laws. The Company will be deemed to have accepted this subscription agreement upon the delivery at closing of the certificates representing the Flow-Through Shares and Flow-Through Warrants comprising the Flow-Through Units to or upon the direction of the Subscriber in accordance with the provisions hereof.

17. The covenants, representations and warranties contained herein shall survive the closing of the transactions contemplated hereby for a period of one year.

18. In this Subscription Agreement, references to "$" or "Cdn$" are to Canadian dollars.

EXHIBIT 1

REPRESENTATION LETTER

(FOR ACCREDITED INVESTORS)

TO: APOLLO GOLD CORP. (the "Company")

In connection with the purchase of units in the capital of the Company ("Flow-Through Units") by the undersigned subscriber or, if applicable, the principal on whose behalf the undersigned is purchasing as agent (the "Subscriber" for the purposes of this Exhibit 2), the Subscriber hereby represents, warrants, covenants and certifies to the Company that:

1.
The Subscriber is purchasing the Flow-Through Units as principal for its own account or is deemed to be acting as principal pursuant to National Instrument 45-106 - Prospectus and Registration Exemptions ("NI 45-106");

2.	The Subscriber is an "accredited investor" within the meaning of NI 45-106 by virtue of satisfying the indicated criterion as set out in Appendix "A" to this Representation Letter; and

3.	Upon execution of this Exhibit 2 by the Subscriber, this Exhibit 2 shall be incorporated into and form a part of the Subscription Agreement.

Dated: October ●, 2006.

FrontierAlt - MineralFields 2004 Flow-Through Limited Partnership
Print name of Subscriber

By:
Signature

PER: Joe Dwek, President, FrontierAlt - MineralFields 2004 Inc (general partner for FrontierAlt - MineralFields 2004 Flow-Through Limited Partnership)
Print name of Signatory (if different from Subscriber)

Title

IMPORTANT: PLEASE INITIAL APPENDIX "A" ON THE NEXT PAGE

Accredited Investor - (defined in NI 45-106) means:

☐
(a) an individual who, either alone or with a spouse, beneficially owns, directly or indirectly, financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds $1,000,000;

☐
(b) an individual whose net income before taxes exceeded $200,000 in each of the 2 most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of the 2 most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year;

☐	(c) an individual who, either alone or with a spouse, has net assets of at least $5,000,000;
☐	(d) a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements;
☐
(e) a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors;

☐	(f) a Canadian financial institution, or a Schedule III bank;
☐	(g) the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada);
☐
(h) a subsidiary of any person referred to in paragraphs (f) or (g), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary;

☐
(i) a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer, other than a person registered solely as a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador);

☐	(j) an individual registered or formerly registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (i);
☐	(k) the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada;
☐
(l) a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l'île de Montréal or an intermunicipal management board in Québec;

☐	(m) any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;

☐	(n) a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a jurisdiction of Canada;
☐	(o) an investment fund that distributes or has distributed its securities only to

(i)	a person that is or was an accredited investor at the time of the distribution;

(ii)	a person that acquires or acquired securities in the circumstances referred to in Sections 2.10 [Minimum amount investment], and 2.19 [Additional investment in investment funds] of NI 45-106; OR

(iii)	a person described in paragraph (i) or (ii) that acquires or acquired securities under Section 2.18 [Investment fund reinvestment] of NI 45-106;

☐
(p) an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt;

☐
(q) a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be;

☐	(r) a person acting on behalf of a fully managed account managed by that person, if that person
(i)	is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction; and

(ii)	in Ontario, is purchasing a security that is not a security of an investment fund;

☐
(s) a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded;

☐	(t) an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (f) to (i) or paragraph (n) in form and function;
☑	(u) an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser; OR
☐	(v) a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as

(i)	an accredited investor; or

(ii)	an exempt purchaser in Alberta or British Columbia after NI 45-106 comes into force;

and for purposes hereof, words and phrases which are used in this Accredited Investor Certificate and which are defined in NI 45-106 shall have the meaning ascribed thereto in NI 45-106.

For the purposes hereof:

"bank" means a bank named in Schedule I or II of the Bank Act (Canada).
"Canadian financial institution" means:
(i)	an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of the Act, or

(ii)	a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services corporation, or league that, in each case, is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction in Canada.

"control person" has the meaning ascribed to that term in securities legislation except in Manitoba, Newfoundland and Labrador the Northwest Territories, Nova Scotia, Nunavut, Ontario, Prince Edward Island and Quebec, where "control person" means any person that holds or is one of a combination of persons that holds a sufficient number of any of the securities of an issuer so as to affect materially the control of the issuer, or more than 20% of the outstanding voting securities of an issuer except where there is evidence showing that the holding of those securities does not affect materially the control of that issuer.
"eligibility adviser" means
(i)
a person that is registered as an investment dealer or equivalent category of registration under the securities legislation of the jurisdiction of a purchaser and authorized to give advice with respect to the type of security being distributed, and in Saskatchewan or Manitoba, also means a lawyer who is a practising member in good standing with a law society of a jurisdiction of Canada or a public accountant who is a member in good standing of an institute or association of chartered accountants, certified general accountants or certified management accountants in a jurisdiction of Canada provided that the lawyer or public accountant must not:

	(A)	have a professional, business or personal relationship with the issuer, or any of its directors, executive officers, founders or control persons, and
(B)
have acted for or been retained personally or otherwise as an employee, executive officer, director, associate or partner of a person that has acted for or been retained by the issuer or any of its directors, executive officers, founders or control persons within the previous 12 months.

(e)	"executive officer" means for an issuer, an individual who is:
	(a)	a chair, vice-chair or president;

	(b)	a vice-president in charge of a principal business unit, division or function including sales, finance or production;

	(c)	an officer of the issuer or any of its subsidiaries and who performs a policy-making function in respect of the issuer; or

	(d)	performing a policy making function in respect of the issuer.

(f)	"financial assets" means cash, securities or a contract of insurance, a deposit or an evidence of deposit that is not a security for the purposes of securities legislation.

(g)	"founder", in respect of an issuer, means a person or company who,

	(i)	acting alone, in conjunction or in concert with one or more persons, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of the issuer, and
	(ii)	at the time of the trade is actively involved in the business of the issuer.
(h)	"fully managed account" means an account of a client for which a person or company makes the investment decisions if that person or company has full discretion to trade in securities for the account without requiring the client's express consent to a transaction.

(i)	"investment fund" has the same meaning as in National Instrument 81-106 Investment Fund Continuous Disclosure.

(j)	"jurisdiction" means a province or territory of Canada except when used in the term foreign jurisdiction.

(k)	"non-redeemable investment fund" has the same meaning as in National Instrument 81-106 Investment Fund Continuous Disclosure.

(l)	"person" includes

	(a)	an individual;

	(b)	a corporation;

	(c)	a partnership, trust, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and

	(d)	an individual or other person in that person's capacity as a trustee, executor, administrator or personal or other legal representative.

(m)	"related liabilities" means

	(i)	liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets, or

	(ii)	liabilities that are secured by financial assets.

(n)	"Schedule III bank" means an authorized foreign bank named in Schedule III of the Bank Act (Canada).

(o)	"subsidiary" means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of a subsidiary.